RESCISSION AGREEMENT

     THIS RESCISSION AGREEMENT (the "Agreement), dated as of the 9th day of December, 2003, is entered into by and among AMERICAN UNITED GLOBAL, INC., a Delaware corporation with its principal office address at 11108 NE 106th Place, Kirkland, Washington 98033 ("AUGI"), LIFETIME ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of AUGI with its principal office address at 11108 NE 106th Place, Kirkland, Washington 98033 ("Lifetime Acquisition"), LIFETIME HEALTHCARE SERVICES, INC., a Delaware corporation with its principal office address at 125 Michael Drive, Suite 104, Syosset, New York 11791 ("Lifetime"), NEW YORK MEDICAL, INC., a Delaware corporation with its principal office address at Two Jericho Plaza, Wing B, Jericho, New York 11753 ("NY Medical"), REDWOOD INVESTMENTS ASSOCIATES, L.P., a Delaware limited partnership with its principal office address at Two Jericho Plaza, Wing B, Jericho, New York 11753 ("Redwood") and THE NEW YORK MEDICAL EMPLOYEES STOCK OWNERSHIP PLAN AND TRUST, an employee stock ownership plan (the "ESOP").

     WHEREAS, Redwood, Lifetime and NY Medical are parties to that certain Stock Purchase Agreement dated as of March 21, 2003 (the "Stock Purchase Agreement") pursuant to which Lifetime acquired from Redwood 55% of the issued and outstanding capital stock of NY Medical (the Stock Purchase Agreement and certain other documents, instruments and agreements executed and delivered in connection therewith are collectively referred to herein as the "Stock Purchase Transaction Documents"); and

     WHEREAS, AUGI and Lifetime Acquisition are parties to that certain Amended and Restated Agreement and Plan of Merger among AUGI, Lifetime Acquisition and Lifetime dated as of June 16, 2003 (the "Merger Agreement"); and

     WHEREAS, pursuant to the Merger Agreement, Lifetime Acquisition was merged with and into (the "Merger") Lifetime, a holding company whose only asset consists of its ownership of 55% of the issued and outstanding capital stock of NY Medical; and

     WHEREAS, in connection with or relating to the Merger and the Merger Agreement, AUGI, Lifetime Acquisition and others executed and delivered certain other documents, instruments and agreements (such other documents together with the Merger Agreement are collectively referred to herein as the "Merger Documents"); and

     WHEREAS, AUGI and the ESOP entered into a Share Exchange Agreement dated as of August 31, 2003 (the "Share Exchange Agreement") pursuant to which AUGI obtained the right to acquire ownership of the remaining 45% of the issued and outstanding capital stock of NY Medical;

     WHEREAS, the parties desire to cancel, rescind, and render null and void, ab initio, the Merger Agreement and all documents, instruments, securities and other certificates executed or delivered in connection with the transaction contemplated by the Merger Agreement, the Stock Purchase Transaction Documents and the Share Exchange Agreement; and

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. Rescission of Merger. The parties hereby cancel and rescind the Merger and Merger Documents and declare the Merger and Merger Documents to be null and void, ab initio, for all purposes, including, without limitation, for tax purposes.

2. Rescission of Stock Purchase Transaction Documents. The parties hereby cancel and rescind the Stock Purchase Transaction Documents and transactions contemplated thereby and declare the Stock Purchase Transaction Documents and transaction contemplated thereby to be null and void, ab initio, for all purposes, including, without limitation, for tax purposes.

3. Rescission of Share Exchange Agreement. The parties hereby cancel and rescind the Share Exchange Agreement and the transaction contemplated thereby and declare the Share Exchange Agreement and transactions contemplated thereby to be null and void, ab initio, for all purposes, including, without limitation, for tax purposes.

4. Results of Rescission. The parties hereby acknowledge and agree that, as a result of the rescissions and cancellations described above each party shall, in every respect, be in the same position it was in immediately prior to the consummation of the transactions expressly rescinded hereby and all transactions relating thereto. Specifically, Lifetime Acquisition remains a wholly owned subsidiary of AUGI; all right, title and interest in and to the 55% of the issued and outstanding capital stock of NY Medical which was purportedly purchased by Lifetime shall be vested in Redwood; and all right, title and interest in and to the 45% of the issued and outstanding capital stock of NY Medical which is the subject to the Share Exchange Agreement shall be vested in the ESOP.

5. Bridge Financing Repayment Agreement. The parties acknowledge that during 2004 AUGI lent to Lifetime (which, in turn, loaned such funds to NY Medical) and NY Medical an aggregate of $1,500,000, and that such loans were consolidated and are now evidenced by NY Medical's 6% note to AUGI which provides for the repayment of principal and interest due thereunder on January 2, 2004 (the "NY Medical Note"). The parties further acknowledge that, at a meeting of the Board of Directors of AUGI on October 23, 2003, AUGI agreed to modify the terms of the NY Medical Note such that all principal and interest thereunder shall be due on January 2, 2005. The parties also acknowledge that AUGI obtained the $1,500,000 which it lent to Lifetime and NY Medical through a bridge financing arrangement pursuant to which AUGI sold convertible notes having an aggregate principal amount of $1,500,000 (the "Bridge Notes"), and that such Bridge Notes must be repaid by AUGI to the bridge lenders on March 31, 2004. In consideration of the fact that AUGI needs the funds due to it pursuant to the NY Medical Note to enable it to repay the Bridge Notes, and that AUGI will be unable to repay the Bridge Notes will be unable to repay the Bridge Notes until January 2, 2005 when the NY Medical Note is repaid, as an accommodation to AUGI the parties hereby agree that the NY Medical Note shall be modified such that all principal and interest thereunder shall be due from NY Medical to AUGI on March 30, 2004 (one day prior to the maturity date of the Bridge Notes), AUGI further agrees that, in consideration of NY Medical's agreement to change the maturity date of the NY Medical Note from January 2, 2005 to March 30, 2004, NY Medical shall have the right to communicate directly with the holders of the Bridge Notes for the purpose of, among other things, negotiating an alternate mechanism for the payment of the Bridge Notes (such as the issuance of shares of NY Medical stock as full or partial payment of the Bridge Notes).

6. Further Instruments and Assurances. AUGI and Lifetime Acquisition will execute and deliver all such other and further instruments and documents as may be necessary or desirable to carry out the purposes of this Agreement.

7. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with Federal Express (or any other courier providing evidence of delivery) with next business day delivery charges prepaid and addressed to the receiving party at its address as first set forth above. By notice complying with the foregoing provisions of this Section each party shall have the right to change the mailing address for future notices and communications to such party.

8. Invalidity and Severability. If any provisions of this Agreement are held invalid or unenforceable, such invalidity or unenfoceability shall not effect the other provisions of this Agreement which are intended to be, and shall be deemed, severable.

9. Assignment and Binding Effect. No party shall assign this Agreement to any extent without the written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

10. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

11. Governing Law; Consent to Jurisdiction. This agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York as applied to contracts made and fully performed therein. Each of the parties hereto hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to or arising in connection with this Agreement to the exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and the appellate courts of any of the foregoing.

12. Modification. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by all parties hereto.

13. Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts, all of which together shall constitute a single, original instrument.

14. Entire Agreement. This Agreement represents the entire Agreement with respect to matters contemplated herein and supersedes any prior oral or written agreements or undertakings between the parties to such matters. This Agreement shall not be amended to any extent except by a writing executed by the parties.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as to the date first above written.



                                          AMERICAN UNITED GLOBAL, INC.


                                    By: /s/ Dr. Jonathan Landow
                                    ---------------------------
                                    Dr. Jonathan Landow, Authorized Signatory

                                          LIFETIME ACQUISITION CORP.


                                    By: /s/ Dr. Jonathan Landow
                                    ---------------------------
                                    Dr. Jonathan Landow, Authorized Signatory

                                          LIFETIME HEALTHCARE SERVICES, INC.


                                    By: /s/ Dr. Jonathan Landow
                                    ---------------------------
                                    Dr. Jonathan Landow, Authorized Signatory

                                          NEW YORK MEDICAL, INC.


                                    By:/s/Joe Civeralla
                                    -------------------
                                    Joe Ciavarella, Chief Financial Officer

                                          REDWOOD INVESTMENTS ASSOCIATES, L.P.


                                    By: /s/ Dr. Jonathan Landow
                                    ---------------------------
                                    Dr. Jonathan Landow, General Partner

                                          NEW YORK MEDICAL EMPLOYEE
                                          STOCK OWNERSHIP PLAN AND TRUST


                                     By:/s/Joe Civeralla
                                     -------------------
                                     Joe Ciavarella, Interim Trustee